Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "ACTIVECARE, INC.", FILED IN THIS OFFICE ON THE TWENTIETH DAY OF NOVEMBER, A.D. 2014, AT 5:52 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

4694931 8100
SR# 20160768422

Authentication: 201820060
Date: 02-11-16

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:10 PM 11/20/2014
FILED 05:52 PM 11/20/2014
SRV 141439647 - 4694931 FILE

STATE OF DELAWARE CERTIFICATE OF AMENDMENT OF SERIES F CERTIFICATE OF DESIGNATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of ActiveCare, Inc. resolutions were duly adopted setting forth a proposed amendment of the Series F Certificate of Designation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Series F Certificate of Designation of this corporation be amended by changing the Article thereof numbered " 3(a) " so that, as amended, said Article shall be and read as follows:

Article 3(a) is replaced by Exhibit A

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 14 day of August, 2014.

By: [signature]

Title: Chief Financial Officer

Name: Marc C. Bratsman

Exhibit A

Section 3. Dividends.

a) Dividends in Cash. Holders shall be entitled to receive, and the Corporation shall pay, cumulative dividends at the rate per share (as a percentage of the Stated Value per share) of 8% per annum from the Original Issue Date until April 30, 2015, 16% per annum from May 1, 2015 until July 31, 2015, 20% per annum from August 1, 2015 until October 31, 2015 and, 25% per annum thereafter (subject to increase pursuant to Section 10(b)), payable quarterly on February 1, May 1, August 1 and November 1, beginning on May 1, 2014 and on each Conversion Date (with respect only to Preferred Stock being converted) and on each Optional Redemption Date (with respect only to Preferred Stock being redeemed) (each such date, a "Dividend Payment Date") (if any Dividend Payment Date is not a Trading Day, the applicable payment shall be due on the next succeeding Trading Day), in cash, or at the Corporation's option, in duly authorized, validly issued, fully paid and non-assessable shares of Common Stock as set forth in this Section 3(a), or a combination thereof (the dollar amount to be paid in shares of Common Stock, the "Dividend Share Amount"). The form of dividend payments to each Holder shall be determined in the following order of priority: (i) if funds are legally available for the payment of dividends and the Equity Conditions have not been met during the 5 consecutive Trading Days immediately prior to the applicable Dividend Payment Date (the "Dividend Notice Period"), in cash only, (ii) if funds are legally available for the payment of dividends and the Equity Conditions have been met during the Dividend Notice Period, at the sole election of the Corporation, in cash or shares of Common Stock which shall be valued at the Dividend Conversion Rate, (iii) if funds are not legally available for the payment of dividends and the Equity Conditions have been met during the Dividend Notice Period, in shares of Common Stock which shall be valued at the Dividend Conversion Rate, (iv) if funds are not legally available for the payment of dividends and the Equity Condition relating to an effective Conversion Shares Registration Statement has been waived by such Holder, as to such Holder only, in unregistered shares of Common Stock which shall be valued at the Dividend Conversion Rate, (v) if funds are not legally available for the payment of dividends and the Equity Condition relating Trading Market exceeding $50,000 for the applicable 5 trading days has been waived in writing by such Holder, as to such Holder only, in shares of Common Stock which shall be valued at the Dividend Conversion Rate and (vi) if funds are not legally available for the payment of dividends and the Equity Conditions have not been met during the Dividend Notice Period, then, at the election of such Holder, such dividends shall accrue to the next Dividend Payment Date or shall be accreted to, and increase, the outstanding Stated Value. In addition, as a condition to paying dividends in shares of Common Stock, as to such Dividend Payment Date, prior to such Dividend Notice Period (but not more than five (5) Trading Days prior to the commencement of such Dividend Notice Period), the Corporation shall have delivered to each Holder's account with The Depository Trust Company a number of shares of Common Stock to be applied against such Dividend Share Amount equal to the quotient of (x) the applicable Dividend Share Amount divided by (y) the Dividend Conversion Rate, assuming for such purposes that the Dividend Payment Date is the Trading Day

Exhibit A

immediately prior to the commencement of the Dividend Notice Period (the "Dividend Conversion Shares"). The Holders shall have the same rights and remedies with respect to the delivery of any such shares as if such shares were being issued pursuant to Section 6. Notwithstanding the preceding sentence, if the Corporation has (i) duly tendered an Optional Redemption Notice with respect to all of the then outstanding Preferred Stock, (ii) deposited an amount in cash equal to the applicable Adjusted Optional Redemption Amount with respect thereto in a third party escrow account (or other segregated account satisfactory to the Holders) and delivered evidence thereof to each Holder and (iii) failed to satisfy Equity Condition (j) with respect to such Optional Redemption and requested that the Holders waive such Equity Condition (but has provided confirmation satisfactory to the Holders that the Corporation satisfies the other Equity Conditions and is otherwise legally permitted to make an Optional Redemption, and desires to effect an Optional Redemption in an amount equal to the Adjusted Optional Redemption Amount), the dividend rate on the Preferred Stock held by any such Holder that fails to waive Equity Condition (j) and accept payment of the Adjusted Optional Redemption Amount shall not be subject to increase as described in the preceding sentence (and shall remain at the dividend rate in effect at the time of such Optional Redemption Notice). For avoidance of doubt, the failure of the Corporation to pay the Adjusted Optional Redemption Amount when due on the applicable Optional Redemption Date as contemplated in the preceding sentence shall constitute a Triggering Event hereunder. If funds are not legally available for the payment of dividends, then, at the election of such Holder, such dividends shall accrue to the next Dividend Payment Date or shall be accreted to, and increase, the outstanding Stated Value.